Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SMARTSTOP SELF STORAGE REIT, INC.,

SST IV MERGER SUB, LLC,

AND

STRATEGIC STORAGE TRUST IV, INC.

DATED AS OF NOVEMBER 10, 2020

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS5

Section 1.1	Definitions.5
Section 1.2	Interpretation and Rules of Construction13

ARTICLE 2 THE MERGER14

Section 2.1	The Merger; Other Transactions14
Section 2.2	Closing14
Section 2.3	Effective Time.14
Section 2.4	Organizational Documents of the Surviving Entity.14
Section 2.5	Tax Treatment of Merger.15
Section 2.6	Management of the Surviving Entity.15
Section 2.7	Subsequent Actions.15

ARTICLE 3 EFFECTS OF THE MERGER15

Section 3.1	Effects of the Merger.15
Section 3.2	SST IV Restricted Share Awards.16
Section 3.3	Exchange Procedures.16
Section 3.4	Withholding Rights17
Section 3.5	Dissenters Rights17
Section 3.6	General Effects of the Merger.17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SST IV17

Section 4.1	Organization and Qualification; Subsidiaries.17
Section 4.2	Authority; Approval Required.18
Section 4.3	No Conflict; Required Filings and Consents.19
Section 4.4	Capital Structure.19
Section 4.5	SEC Documents and Financial Statements.20
Section 4.6	Absence of Certain Changes or Events22
Section 4.7	No Undisclosed Liabilities22
Section 4.8	Permits; Compliance with Law.22
Section 4.9	Litigation23
Section 4.10	Properties.23
Section 4.11	Environmental Matters23
Section 4.12	Material Contracts.24
Section 4.13	Taxes.25
Section 4.14	Intellectual Property27
Section 4.15	Insurance28
Section 4.16	Benefit Plans.28
Section 4.17	Related Party Transactions28
Section 4.18	Brokers28
Section 4.19	Opinion of Financial Advisor28
Section 4.20	Takeover Statutes; Appraisal Rights29
Section 4.21	COVID-19.29
Section 4.22	No Other Representations and Warranties; Non-Reliance.29

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SMARTSTOP PARTIES29

Section 5.1	Organization and Qualification; Subsidiaries.30
Section 5.2	Authority.30
Section 5.3	No Conflict; Required Filings and Consents.31
Section 5.4	Capital Structure.32

i

Section 5.5	SEC Documents and Financial Statements.33
Section 5.6	Absence of Certain Changes or Events34
Section 5.7	No Undisclosed Liabilities35
Section 5.8	Permits; Compliance with Law.35
Section 5.9	Litigation35
Section 5.10	Properties.35
Section 5.11	Environmental Matters36
Section 5.12	Material Contracts.36
Section 5.13	Taxes.38
Section 5.14	Intellectual Property.40
Section 5.15	Insurance40
Section 5.16	Benefit Plans.40
Section 5.17	Employee and Labor Matters.41
Section 5.18	Related Party Transactions41
Section 5.19	Brokers41
Section 5.20	Opinion of Financial Advisor.41
Section 5.21	Takeover Statutes; Appraisal Rights41
Section 5.22	COVID-19.42
Section 5.23	Ownership of Merger Sub; No Prior Activities.42
Section 5.24	No Other Representations and Warranties; Non-Reliance.42

ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER42

Section 6.1	Conduct of Business by SST IV.42
Section 6.2	Conduct of Business by SmartStop.46
Section 6.3	No Control of Other Parties’ Business49

ARTICLE 7 ADDITIONAL COVENANTS49

Section 7.1	Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals.49
Section 7.2	Access to Information; Confidentiality.51
Section 7.3	No Solicitation; Superior Proposals.51
Section 7.4	Public Announcements55
Section 7.5	Appropriate Action; Consents; Filings.55
Section 7.6	Notification of Certain Matters; Transaction Litigation.56
Section 7.7	Indemnification; Directors’ and Officers’ Insurance.57
Section 7.8	Dividends.59
Section 7.9	Takeover Statutes59
Section 7.10	Obligations of SmartStop with respect to Merger Sub.60
Section 7.11	Tax Matters.60
Section 7.12	Section 16 Matters61

ARTICLE 8 CONDITIONS61

Section 8.1	Conditions to Each Party’s Obligation to Effect the Merger61
Section 8.2	Conditions to Obligations of the SmartStop Parties61
Section 8.3	Conditions to Obligations of SST IV62

ARTICLE 9 TERMINATION, FEES AND EXPENSES63

Section 9.1	Termination63
Section 9.2	Effect of Termination65
Section 9.3	Fees and Expenses.65

ARTICLE 10 GENERAL PROVISIONS67

Section 10.1	Nonsurvival of Representations and Warranties and Certain Covenants67
Section 10.2	Notices67
Section 10.3	Severability68

ii

Section 10.4	Counterparts68
Section 10.5	Entire Agreement; No Third-Party Beneficiaries69
Section 10.6	Amendment; Extension; Waiver69
Section 10.7	Governing Law; Venue.69
Section 10.8	Assignment70
Section 10.9	Specific Performance70
Section 10.10	Waiver of Jury Trial70
Section 10.11	Authorship70

EXHIBIT

Exhibit A – Charter Amendment

DISCLOSURE LETTERS

SST IV Disclosure Letter

SmartStop Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 10, 2020 (this “Agreement”), is entered into by and among SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), SST IV Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SmartStop (“Merger Sub”), and Strategic Storage Trust IV, Inc., a Maryland corporation (“SST IV”). Each of SmartStop, Merger Sub, and SST IV is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, SST IV (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SST IV Operating Partnership and (iii) is the sole general partner of SST IV Operating Partnership;

WHEREAS, SmartStop (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SmartStop Operating Partnership and (iii) is the sole general partner of SmartStop Operating Partnership;

WHEREAS, the Parties wish to effect a business combination transaction in which SST IV will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”), and each Eligible Share (as defined herein) issued and outstanding immediately prior to the Merger Effective Time (as defined herein) will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, on the recommendation of the special committee (the “SST IV Special Committee”) of the board of directors of SST IV (the “SST IV Board”), the SST IV Board has (a) determined that this Agreement, the Charter Amendment (as defined herein), the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of, and, with respect to this Agreement and the Merger, are fair and reasonable to SST IV and on terms and conditions no less favorable to SST IV than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Charter Amendment, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger and the Charter Amendment be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger and the Charter Amendment by the SST IV stockholders;

WHEREAS, on the recommendation of the special committee (the “SmartStop Special Committee”) of the board of directors of SmartStop (the “SmartStop Board”), the SmartStop Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of SmartStop, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, SmartStop, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) SST IV, SST IV Operating Partnership and SST IV Advisor have entered into a Termination Agreement, which sets forth the terms on which the SST IV Advisory Agreement shall terminate effective as of the Merger Effective Time without any payment to the SST IV Advisor, and (ii) SST IV, SST IV Operating Partnership and SmartStop Storage Advisors, LLC, a Delaware limited liability company and SmartStop Subsidiary (“SSA”), have entered into a Redemption of Special Limited Partner Interest Agreement (the “Redemption Agreement”), which sets forth the terms on which the SST IV

Special Limited Partner Interest shall be redeemed by SST IV Operating Partnership immediately prior to the Merger Effective Time without any payment to SSA; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1Definitions.

(a)For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms (including a standstill provision) that are not materially less favorable in the aggregate to SST IV than the confidentiality provisions in the Exclusivity Agreement.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference,  assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not written and whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., California local time, other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Charter Amendment” means that amendment to the SST IV Charter, substantially in the form attached hereto as Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“COVID-19 Measure” means any Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, the outbreak of the novel coronavirus causing coronavirus disease 2019 (“COVID-19”).

“Eligible Shares” means each share of SST IV Common Stock outstanding immediately prior to the Merger Effective Time, other than Excluded Shares.

“Environmental Law” means any Law relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 2.1875, as such ratio may be adjusted in accordance with Section 3.1(b).

“Excluded Shares” means all shares of SST IV Common Stock held, as of immediately prior to the Merger Effective Time, by any SST IV Subsidiary, SmartStop or any SmartStop Subsidiary.

“Exclusivity Agreement” means the Exclusivity and Non-Disclosure Agreement dated October 9, 2020 by and between SmartStop and SST IV.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3 of this Agreement; provided, that such payment shall not exceed $1,500,000.

“Expenses” means all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required);  Section 4.4 (Capital Structure); Section 4.5(f) (SEC Documents and Financial Statements); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); Section 5.5(f) (SEC Documents and Financial Statements); and Section 5.13(b) (Taxes).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to SST IV, the actual knowledge of the persons named in Section 1.1(a) of the SST IV Disclosure Letter and (ii) with respect to the SmartStop Parties, the actual knowledge of the persons named in Section 1.1(a) of the SmartStop Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which there are adequate accruals or reserves on the financial statements (if such accruals or reserves are required pursuant to GAAP); (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not yet delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to SST IV, Liens that are disclosed on Section 4.10 of the SST IV Disclosure Letter, and with respect to SmartStop, Liens that are disclosed on Section 5.10 of the SmartStop Disclosure Letter; (v) with respect to SST IV or SmartStop, as applicable, Liens that are disclosed in the most recent Quarterly Report on Form 10-Q filed by such Person; (vi) with respect to SST IV, Liens arising pursuant to any SST IV Material Contract or, with respect to SmartStop, Liens arising pursuant to any SmartStop Material Contract; (vii) with respect to any real property of SST IV or SmartStop, as applicable, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions, or any ground leases; and (viii) with respect to SST IV or SmartStop, as applicable, Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SmartStop Benefit Plan” means any Benefit Plan of SmartStop or any SmartStop Subsidiary.

“SmartStop Bylaws” means the Amended and Restated Bylaws of SmartStop, dated September 17, 2019.

“SmartStop Charter” means the charter of SmartStop.

“SmartStop Equity Incentive Plan” means the Employee and Director Long-Term Incentive Plan of SmartStop Self Storage REIT, Inc., effective December 20, 2013, as amended.

“SmartStop Governing Documents” means (i) the SmartStop Charter, (ii) the SmartStop Bylaws, (iii) the certificate of limited partnership of SmartStop Operating Partnership, (iv) the SmartStop Operating Partnership Agreement, (v) the articles of organization of Merger Sub, and (vi) the operating agreement of Merger Sub.

“SmartStop Management Agreement” means each property management agreement entered into by Strategic Storage Property Management IV, LLC or SS Growth Property Management II, LLC and any subsidiary of any REIT managed by a SmartStop Subsidiary.

“SmartStop Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SmartStop and the SmartStop Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of the SmartStop Parties to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SmartStop Material Adverse Effect has occurred: (A) any failure of SmartStop to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SmartStop Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SmartStop operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SmartStop or any SmartStop Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SmartStop and the SmartStop Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SmartStop Operating Partnership” means SmartStop OP, L.P., a Delaware limited partnership and the operating partnership of SmartStop.

“SmartStop Operating Partnership Agreement” means the Third Amended and Restated Limited Partnership Agreement of SmartStop Operating Partnership, dated June 28, 2019, as amended.

“SmartStop Operating Partnership Unit” means the Class A Units set forth in the SmartStop Operating Partnership Agreement.

“SmartStop Parties” means SmartStop and Merger Sub.

“SmartStop Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by SmartStop or any SmartStop Subsidiary as of the date of this Agreement (including all of SmartStop’s or any SmartStop Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SmartStop Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 5.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SmartStop and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by SmartStop or of which SmartStop or any SmartStop Subsidiary is a general partner, manager, managing member or the equivalent, including the SmartStop Operating Partnership.

“SST IV Advisor” means Strategic Storage Advisor, IV, LLC, a Delaware limited liability company and the external investment advisor to SST IV.

“SST IV Advisory Agreement” means the Advisory Agreement, dated as of March 3, 2017, by and between SST IV, SST IV Operating Partnership and SST IV Advisor.

“SST IV Bylaws” means the Bylaws of SST IV, dated as of June 1, 2016.

“SST IV Charter” means the charter of SST IV.

“SST IV Common Stock” means the SST IV Class A Common Stock, SST IV Class T Common Stock and SST IV Class W Common Stock.

“SST IV Equity Incentive Plan” means the SST IV Employee and Director Long-Term Incentive Plan, dated January 9, 2017.

“SST IV Governing Documents” means (i) the SST IV Bylaws, (ii) the SST IV Charter, (iii) the certificate of limited partnership of SST IV Operating Partnership, and (iv) the SST IV Partnership Agreement.

“SST IV Management Agreements” means (i) the SST IV Advisory Agreement and (ii) each property management agreement entered into between Strategic Storage Property Management IV, LLC and any SST IV Subsidiary.

“SST IV Manager” means any Person, other than SST IV or a SST IV Subsidiary, who advises or manages SST IV or any SST IV Subsidiary, or any of the SST IV Properties, pursuant to the SST IV Management Agreements.

“SST IV Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SST IV and the SST IV Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of SST IV to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SST IV Material Adverse Effect has occurred: (A) any failure of SST IV to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SST IV Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SST IV operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SST IV or any SST IV Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SST IV and the SST IV Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SST IV Operating Partnership” means Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of SST IV.

“SST IV Operating Partnership Units” means the Class A Units, Class T Units and Class W Units set forth in the SST IV Partnership Agreement.

“SST IV Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of SST IV Operating Partnership, dated as of January 17, 2017.

“SST IV Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by SST IV or any SST IV Subsidiary as of the date of this Agreement (including all of SST IV’s or any SST IV Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SST IV Special Limited Partner Interest” means the special limited partner interest in the SST IV Operating Partnership held by SSA.

“SST IV Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 4.13, ten (10%))of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SST IV, and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is, directly or indirectly, owned by SST IV or of which SST IV or any SST IV Subsidiary is a general partner, manager, managing member or the equivalent, including the SST IV Operating Partnership.

“Stockholder Approvals” means the affirmative vote of the holders of a majority of the outstanding shares of SST IV Common Stock entitled to vote at the Stockholders Meeting on the Merger and Charter Amendment.

“Stockholders Meeting” means the meeting of the holders of shares of SST IV Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes and any duties, assessments or similar governmental charges in the nature of taxes, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means $7,200,000.

(b)In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Additional Indemnification Agreements Agreement	Section 7.7(a) Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)(i)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Payor	Section 9.3(d)
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Redemption Agreement	Recitals
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
SmartStop	Preamble
SmartStop Board	Recitals
SmartStop Class A Common Stock	Section 5.4(a)
SmartStop Class T Common Stock	Section 5.4(a)
SmartStop Common Stock	Section 5.4(a)
SmartStop Disclosure Letter	Article 5
SmartStop Financial Advisor	Section 5.20
SmartStop Insurance Policies	Section 5.15
SmartStop Material Contract	Section 5.12(b)
SmartStop Permits	Section 5.8(a)
SmartStop Preferred Stock	Section 5.4(a)
SmartStop Restricted Share Awards	Section 5.4(a)
SmartStop SEC Documents	Section 5.5(a)
SmartStop Special Committee	Recitals
SmartStop Subsidiary Partnership	Section 5.13(h)
SmartStop Tax Protection Agreement	Section 5.13(h)
SmartStop Terminating Breach	Section 9.1(c)(i)
SmartStop Voting Debt	Section 5.4(d)
SSA	Recitals
SST IV	Preamble
SST IV Board	Recitals
SST IV Board Recommendation	Section 4.2(c)
SST IV Change Notice	Section 7.3(e)(i)
SST IV Class A Common Stock	Section 4.4(a)

Defined Term	Location of Definition
SST IV Class T Common Stock	Section 4.4(a)
SST IV Class W Common Stock	Section 4.4(a)
SST IV Common Stock	Section 4.4(a)
SST IV Disclosure Letter	Article 4
SST IV Financial Advisor	Section 4.19
SST IV Insurance Policies	Section 4.15
SST IV Material Contracts	Section 4.12(b)
SST IV Permits	Section 4.8(a)
SST IV Preferred Stock	Section 4.4(a)
SST IV Restricted Share Awards	Section 3.2
SST IV SEC Documents	Section 4.5(a)
SST IV Special Committee	Recitals
SST IV Subsidiary Partnership	Section 4.13(h)
SST IV Tax Protection Agreements	Section 4.13(h)
SST IV Terminating Breach	Section 9.1(d)(i)
SST IV Voting Debt	Section 4.4(d)
Superior Proposal	Section 7.3(j)(iii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.3(a)
Transfer Taxes	Section 7.11(d)

Interpretation and Rules of Construction

. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)“or” shall be construed in the inclusive sense of “and/or”;

(e)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)all references herein to “$” or dollars shall refer to United States dollars;

(g)no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;

(j)references to a Person are also to its successors and permitted assigns;

(k)except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(l)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2
THE MERGER

The Merger; Other Transactions

. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, SST IV shall be merged with and into Merger Sub, whereupon the separate existence of SST IV will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of SmartStop. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

Closing

. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., California local time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as those conditions are reasonably capable of being satisfied), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by SST IV and SmartStop. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Effective Time.

On the Closing Date, SST IV, SmartStop and Merger Sub shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (b) make any other filings, recordings or publications required to be made by SST IV, SmartStop or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Organizational Documents of the Surviving Entity.

At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.

Tax Treatment of Merger.

The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.

Management of the Surviving Entity.

(a) By virtue of the Merger, the manager of Merger Sub shall serve as the manager of the Surviving Entity.

Subsequent Actions.

If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of SST IV acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement, then the members, managers and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE 3
EFFECTS OF THE MERGER

Section 3.1Effects of the Merger.

(a)The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of SST IV, SmartStop or Merger Sub or the holders of any securities of SST IV, SmartStop or Merger Sub:

(i)Subject to Section 3.1(b) and Section 3.4, each Eligible Share will be converted into the right to receive from SmartStop the number of shares of SmartStop Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares of SmartStop Class A Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(ii)All Eligible Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;

(iii)All Excluded Shares shall automatically be cancelled and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Merger; and

(iv)Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding membership interests of the Surviving Entity.

(b)Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of SST IV Common Stock, securities convertible or exchangeable into or exercisable for shares of SST IV Common Stock, shares of SmartStop Common Stock or securities convertible or exchangeable into or exercisable for shares of SmartStop Common Stock shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, distribution, merger or exchange or other similar transaction, or a stock dividend having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted. For the avoidance of doubt, (i) no adjustment shall be made pursuant to this Section

3.1(b) for any shares issued pursuant to SST IV’s or SmartStop’s distribution reinvestment plan or redeemed pursuant to SST IV’s or SmartStop’s share redemption program and (ii) nothing in this Section 3.1(b) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

(c)Transfer Books. From and after the Merger Effective Time, the share transfer books of SST IV shall be closed, and thereafter there shall be no further registration of transfers of SST IV Common Stock. From and after the Merger Effective Time, Persons who held outstanding shares of SST IV Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(d)Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of SmartStop Class A Common Stock less than 1/1,000th of a share shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(d), shall be aggregated and rounded up to the nearest 1/1,000th of a share.

SST IV Restricted Share Awards.

Immediately prior to the Merger Effective Time, each restricted share of SST IV Common Stock granted under the SST IV Equity Incentive Plan (“SST IV Restricted Share Awards”) shall be fully vested and non-forfeitable, and all SST IV Common Stock represented thereby shall be considered outstanding for all purposes of this Agreement and subject to the right to receive the Merger Consideration; provided, however, for the avoidance of doubt, amounts deductible pursuant to and in accordance with Section 3.4 shall include such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of any restrictions on SST IV Restricted Share Awards.

Section 3.3Exchange Procedures.

(a)As soon as reasonably practicable after the Merger Effective Time, SmartStop shall cause Strategic Transfer Agent Services, LLC, or any successor transfer agent of SmartStop (in either case, the “Transfer Agent”), to record on the stock records of SmartStop the issuance of shares of SmartStop Class A Common Stock  (including any fractional shares thereof) equal to the Merger Consideration that is issuable to each holder of Eligible Shares pursuant to Section 3.1 and each holder of SST IV Restricted Share Awards pursuant to Section 3.2. For the avoidance of doubt, payment of the Merger Consideration shall only be made to the Person in whose name the relevant Eligible Shares are registered in the stock transfer books of SST IV as of the Merger Effective Time.

(b)None of SmartStop, SST IV, the Surviving Entity, the Transfer Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Eligible Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SmartStop free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(c)No interest shall be paid or accrued on the Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of SmartStop Class A Common Stock ) for the benefit of holders of Eligible Shares or SST IV Restricted Share Awards.

Withholding Rights

. Each and any of SmartStop, SST IV, the Surviving Entity or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of SST IV Common Stock such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Dissenters Rights

. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

General Effects of the Merger.

At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of SST IV and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of SST IV and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SST IV

Except as set forth in (a) the disclosure letter prepared by SST IV and delivered by SST IV to the SmartStop Parties prior to the execution and delivery of this Agreement (the “SST IV Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SST IV Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the SST IV SEC Documents publicly filed with, or publicly furnished to, as applicable, the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such SST IV SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face), SST IV hereby represents and warrants as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to the SmartStop Parties that:

Section 4.1Organization and Qualification; Subsidiaries.

(a)SST IV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SST IV is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect.

(b)Each SST IV Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SST IV Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect.

(c)Section 4.1(c) of the SST IV Disclosure Letter sets forth a true and complete list of the SST IV Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SST IV and the SST IV Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SST IV in each SST IV Subsidiary, including a list of each SST IV Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each a “Taxable

REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)SST IV has made available to SmartStop complete and correct copies of the SST IV Governing Documents, which are in full force and effect as of the date of this Agreement. Each of SST IV and the SST IV Operating Partnership is in compliance with the terms of its applicable SST IV Governing Documents. True and complete copies of SST IV’s and the SST IV Operating Partnership’s minute books, as applicable, since January 1, 2017 have been made available by SST IV to SmartStop.

(e)SST IV has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SST IV Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2Authority; Approval Required.

(a)SST IV has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by SST IV and the consummation by SST IV of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SST IV is necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject with respect to the Merger and the Charter Amendment, to receipt of the Stockholder Approvals and to the filing of the Articles of Merger and Articles of Amendment relating to the Charter Amendment with, and acceptance for record of the Articles of Merger and such Articles of Amendment by, the SDAT in accordance with the MGCL and the MLLCA.

(b)This Agreement has been duly executed and delivered by SST IV and, assuming due authorization, execution and delivery by the SmartStop Parties, constitutes a legally valid and binding obligation of SST IV, enforceable against SST IV in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)On the recommendation of the SST IV Special Committee, the SST IV Board has (i) determined that the terms of this Agreement, the Merger, the Merger Consideration and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of SST IV and the holders of SST IV Common Stock, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted to a vote of the holders of SST IV Common Stock and (iv) recommended that holders of SST IV Common Stock vote in favor of approval of the Merger (such recommendation, the “SST IV Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)The Stockholder Approvals are the only vote of the holders of securities of SST IV required to approve the Merger, the Charter Amendment and the other transactions contemplated by this Agreement.

Section 4.3No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by SST IV does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approvals, conflict with or violate any provision of (A) the SST IV Governing Documents or (B) any equivalent organizational or governing documents of any other SST IV Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law or Environmental Permit applicable to SST IV or any SST IV Subsidiary or by which any property or asset of SST IV or any SST IV Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SST IV or any SST IV Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect.

(b)No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by SST IV or any SST IV Subsidiary with, nor are any required to be made or obtained by, SST IV or any SST IV Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by SST IV and the SST IV Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SST IV and the SST IV Subsidiaries following the Merger Effective Time, except (i) the filing of the Proxy Statement and Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Amendment relating to the Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (iii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect. As of the date hereof, to the Knowledge of SST IV, there is no reason why the necessary approvals referenced in clause (v) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.4Capital Structure.

(a)The authorized capital stock of SST IV consists of 900,000,000 shares of capital stock, of which (i) 700,000,000 shares are designated as common stock, par value $0.001 per share (“SST IV Common Stock”), of which 315,000,000 shares are designated as Class A common stock, par value $0.001 per share (“SST IV Class A Common Stock”), 315,000,000 shares are designated as Class T common stock, par value $0.001 per share (“SST IV Class T Common Stock”), and 70,000,000 shares are designated as Class W common stock, par value $0.001 per share (“SST IV Class W Common Stock”), and (ii) 200,000,000 shares are designated as preferred stock, $0.001 par value per share (“SST IV Preferred Stock”). At the close of business on October 31, 2020, (i) 5,442,468 shares of SST IV Class A Common Stock (inclusive of 7,000 SST IV Restricted Share Awards), 4,029,025 shares of SST IV Class T Common Stock and 1,105,026 shares of SST IV Class W Common Stock were issued and outstanding, (ii) no shares of SST IV Preferred Stock were issued and outstanding, and (iii) 528,476 shares of SST IV Class A Common Stock remained available for grant under the SST IV Equity Incentive Plan. All of the outstanding shares of capital stock of SST IV are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of SST IV.

(b)All of the SST IV Operating Partnership Units held by SST IV are directly owned by SST IV, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SST IV Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.  The SST IV Special Limited Partner Interest, which is held by a SmartStop Subsidiary, constitutes the only special limited partner interest in SST IV Operating Partnership.

(c)All of the outstanding shares of capital stock of each of the SST IV Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SST IV Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SST IV Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SST IV or SST IV Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SST IV Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SST IV or any SST IV Subsidiary issued and outstanding (“SST IV Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SST IV or any of the SST IV Subsidiaries is a party or by which any of them is bound obligating SST IV or any of the SST IV Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SST IV or any SST IV Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SST IV Voting Debt or other equity interests.

(e)Neither SST IV nor any SST IV Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SST IV or any of the SST IV Subsidiaries. Neither SST IV nor any SST IV Subsidiary has granted any registration rights on any of its capital stock. No SST IV Common Stock is owned by any SST IV Subsidiary.

(f)SST IV does not have a “poison pill” or similar stockholder rights plan.

(g)All dividends or other distributions on the shares of SST IV Common Stock or SST IV Operating Partnership Units and any material dividends or other distributions on any securities of any SST IV Subsidiary, which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 4.5SEC Documents and Financial Statements.

(a)SST IV has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by SST IV under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “SST IV SEC Documents”).

(b)As of their respective filing dates, the SST IV SEC Documents (i) complied, or with respect to SST IV SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to SST IV SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the SST IV SEC Documents is, to the Knowledge of SST IV, the subject of ongoing SEC review or threatened review, and SST IV does not have any outstanding and unresolved comments from the SEC with respect to any SST IV SEC Documents. None of the SST IV SEC Documents is the subject of any confidential treatment request by SST IV.

(c)The consolidated audited and unaudited financial statements of SST IV and the SST IV Subsidiaries included, or incorporated by reference, in the SST IV SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from the books and records of SST IV and SST IV Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to SST IV) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of SST IV and the SST IV Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of SST IV and the SST IV Subsidiaries for the periods presented therein.

(d)(i) SST IV maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by SST IV in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SST IV’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of SST IV required under the Exchange Act with respect to such reports, and (ii) such disclosure controls and procedures are effective in timely alerting SST IV’s principal executive officer and principal financial officer to material information required to be included in SST IV’s periodic reports required under the Exchange Act. SST IV and the SST IV Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (A) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (B) that transactions are executed in accordance with management’s general or specific authorizations, (C) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (D) that access to assets is permitted only in accordance with management’s general or specific authorizations, (E) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (F) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. SST IV has disclosed to SST IV’s auditors and audit committee, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect SST IV’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)SST IV is not, and none of the SST IV Subsidiaries is, a party to, and neither SST IV nor any SST IV Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SST IV and any SST IV Subsidiary, on the one hand, and any unconsolidated Affiliate of SST IV or any SST IV Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SST IV, any SST IV Subsidiary or SST IV’s or such SST IV Subsidiary’s audited financial statements or other SST IV SEC Documents.

(f)Neither SST IV nor any SST IV Subsidiary is required to be registered as an investment company under the Investment Company Act.

Absence of Certain Changes or Events

. Since December 31, 2019 through the date of this Agreement, except as contemplated by this Agreement, (a) SST IV and each SST IV Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SST IV nor any SST IV Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of SST

IV) if taken from and after the date of this Agreement and (c) there has not been any SST IV Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SST IV Material Adverse Effect.

No Undisclosed Liabilities

. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SST IV dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither SST IV nor any SST IV Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SST IV Material Adverse Effect.

Section 4.8Permits; Compliance with Law.

(a)Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, SST IV and each SST IV Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for SST IV and each SST IV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SST IV Permits”), and all such SST IV Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SST IV Permits, individually, or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect. SST IV has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect. No event has occurred with respect to any of the SST IV Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SST IV Permits. Neither SST IV nor any of the SST IV Subsidiaries has received any notice indicating, nor to the Knowledge of SST IV, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SST IV or the SST IV Subsidiaries or the SST IV Properties that impairs the validity of any SST IV Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SST IV Permit, except where the impairment or revocation of any such SST IV Permits, individually, or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect.

(b)Since January 1, 2018, neither SST IV nor any SST IV Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SST IV or any SST IV Subsidiary or by which any property or asset of SST IV or any SST IV Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections) or (ii) any SST IV Permits (except for the SST IV Permits addressed in Section 4.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect.

Litigation

. There is no material Action to which SST IV or any SST IV Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SST IV, threatened before any Governmental Authority and, to the Knowledge of SST IV, there is no basis for any such Action. Neither SST IV nor any SST IV Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SST IV or the SST IV Subsidiaries. No Order has been issued in any proceeding to which SST IV or any of the SST IV Subsidiaries is or was a party, or, to the Knowledge of SST IV, in any other proceeding, that enjoins or requires SST IV or any of the SST IV Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2017, none of SST IV, any SST IV Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SST IV or any SST IV Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10Properties.

(a)Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SST IV or a SST IV Subsidiary owns fee simple title to each of the SST IV Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SST IV Material Adverse Effect, neither SST IV nor any SST IV Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SST IV Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SST IV Material Adverse Effect, neither SST IV nor any SST IV Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SST IV, threatened with respect to any of the SST IV Properties.

(b)Except as disclosed in property condition assessments and similar structural engineering reports relating to the SST IV Properties, SST IV has not received written notice of, nor does SST IV have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SST IV Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SST IV Material Adverse Effect.

(c)SST IV and the SST IV Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SST IV’s, nor the SST IV Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Environmental Matters

. Except as, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SST IV, is threatened relating to SST IV, any of the SST IV Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) SST IV and the SST IV Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) SST IV and each SST IV Subsidiary is in possession of all Environmental Permits necessary for SST IV and each SST IV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of SST IV or any of the SST IV Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12Material Contracts.

(a)Section 4.12(a) of the SST IV Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SST IV or any SST IV Subsidiary is a party to or bound by that:

(i)is required to be filed as an exhibit to SST IV’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act or is required to be described pursuant to Item 404 of such Regulation S-K;

(ii)obligates SST IV or any SST IV Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to SST IV or any SST IV Subsidiary;

(iii)constitutes (A) an Indebtedness obligation of SST IV or any SST IV Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including SST IV or a SST IV Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SST IV or a SST IV Subsidiary or (2) SST IV or a SST IV Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SST IV or another SST IV Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iv)requires SST IV or any SST IV Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(v)constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vi)sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SST IV or any SST IV Subsidiary with a third party;

(vii)prohibits the pledging of the capital stock of SST IV or any SST IV Subsidiary or prohibits the issuance of guarantees by any SST IV Subsidiary;

(viii)is with a Governmental Authority;

(ix)has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(x)is an employment Contract or material consulting Contract;

(xi)is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xii)is a SST IV Management Agreement;

(xiii)is a ground lease under which SST IV or any SST IV Subsidiary holds a leasehold interest in the SST IV Properties or any portion thereof; or

(xiv)is both (A) not made in the ordinary course of business and (B) material to SST IV and the SST IV Subsidiaries, taken as a whole.

(b)Each Contract in any of the categories set forth in Section 4.12(a) to which SST IV or any SST IV Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SST IV Material Contract.”

(c)Each SST IV Material Contract is legal, valid, binding and enforceable on SST IV and/or the SST IV Subsidiary that is a party thereto and, to the Knowledge of SST IV, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SST IV and each SST IV Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SST IV Material Contract and, to the Knowledge of

SST IV, each other party thereto has performed all obligations required to be performed by it under such SST IV Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect. Neither SST IV nor any SST IV Subsidiary, nor, to the Knowledge of SST IV, any other party thereto, is in breach or violation of, or default under, any SST IV Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SST IV Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect. Neither SST IV nor any SST IV Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SST IV Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect. Since December 31, 2019 and as of the date hereof, neither SST IV nor any SST IV Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SST IV Material Contract.

Section 4.13Taxes.

(a)SST IV and each SST IV Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. SST IV and each SST IV Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SST IV or any SST IV Subsidiary do not file Tax Returns that SST IV or any SST IV Subsidiary is or may be subject to Tax by such jurisdiction

(b)SST IV (i) for all taxable years commencing with SST IV’s year ending December 31, 2017 and through December 31, 2019, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2020 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SST IV, threatened. SST IV does not own a direct or indirect ownership interest in an entity that is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SST IV. SST IV’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SST IV’s year ending December 31, 2017, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SST IV’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SST IV’s net capital gain for such year.

(c)(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SST IV, threatened with regard to any material Taxes or material Tax Returns of SST IV or any SST IV Subsidiary; (ii) no material deficiency for Taxes of SST IV or any SST IV Subsidiary, has been claimed, proposed or assessed in writing or, to the Knowledge of SST IV, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect; (iii) neither SST IV nor any SST IV Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SST IV nor any SST IV Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and

(v) neither SST IV nor any SST IV Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)Each SST IV Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation (or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e)Neither SST IV nor any SST IV Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)Since its inception, SST IV and the SST IV Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of SST IV no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SST IV or any SST IV Subsidiary for any taxable period (or portion thereof) preceding the Merger.

(g)SST IV and the SST IV Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)There are no SST IV Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SST IV threatened to raise, a material claim against SST IV or any SST IV Subsidiary for any breach of any SST IV Tax Protection Agreements. As used herein, “SST IV Tax Protection Agreements” means any written agreement to which SST IV or any SST IV Subsidiary is a party pursuant to which: (i) any liability of SST IV or any SST IV Subsidiary to holders of limited partnership interests in a SST IV Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SST IV Subsidiary Partnership, SST IV or any SST IV Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SST IV Subsidiary Partnership” means a SST IV Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i)There are no Liens for Taxes upon any property or assets of SST IV or any SST IV Subsidiary except for Permitted Liens.

(j)There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SST IV or any SST IV Subsidiary, and after the Closing Date, neither SST IV nor any SST IV Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)Except for property Tax appeals made in the ordinary course of business, neither SST IV nor any SST IV Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SST IV nor any SST IV Subsidiary is subject to written ruling of a Governmental Authority.

(l)Neither SST IV nor any SST IV Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SST IV Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m)Neither SST IV nor any SST IV Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)Neither SST IV nor any SST IV Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)No written power of attorney that has been granted by SST IV or any SST IV Subsidiary (other than to SST IV or a SST IV Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p) To the Knowledge of SST IV, SST IV is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Intellectual Property

. Neither SST IV nor any SST IV Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SST IV or any SST IV Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect, (i) no Intellectual Property used by SST IV or any SST IV Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SST IV, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SST IV or any SST IV Subsidiary, and (iii) SST IV and the SST IV Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SST IV and the SST IV Subsidiaries as it is currently conducted.  Since January 1, 2018, neither SST IV nor any SST IV Subsidiary has received any written or, to the Knowledge of SST IV, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Insurance

. Except as, individually or in the aggregate, would not reasonably be expected to have a SST IV Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SST IV and the SST IV Subsidiaries (the “SST IV Insurance Policies”) have been paid, and SST IV and the SST IV Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SST IV Insurance Policies. No written notice of cancellation or termination has been received by SST IV or any SST IV Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16Benefit Plans.

(a)Other than the SST IV Equity Incentive Plan, SST IV and the SST IV Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SST IV nor any SST IV Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)None of SST IV, any SST IV Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)Neither SST IV nor any SST IV Subsidiary has, or has ever had, any employees on its payroll.

Related Party Transactions

. Except (i) for the SST IV Partnership Agreement or (ii) as described in the publicly available SST IV SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof (the “SST IV Related Party Agreements”), no agreements, arrangements or understandings between SST IV or any SST IV Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among SST IV and SST IV Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Brokers

. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the SST IV Disclosure Letter, pursuant to the terms of the engagement letter between SST IV and such Person, true, correct and complete copies of which have been provided to SmartStop prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SST IV or any SST IV Subsidiary.

Opinion of Financial Advisor

. The SST IV Special Committee and the SST IV Board have received the oral opinion (which opinion has been or will be confirmed in writing) of KeyBanc Capital Markets, Inc. (the “SST IV Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of the SST IV Common Stock. SST IV will deliver to SmartStop a complete and correct copy of such opinion of the SST IV Financial Advisor promptly after receipt thereof by the SST IV Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement).  SST IV acknowledges and agrees that the opinion of the SmartStop Financial Advisor, to be delivered as provided in Section 5.20 hereof, is for the benefit of the SmartStop Special Committee and that SST IV shall not be entitled to rely on that opinion for any purpose.

Takeover Statutes; Appraisal Rights

. Neither SST IV nor any SST IV Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SmartStop as defined in Section 3-601 of the MGCL. The SST IV Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SST IV Charter, no dissenters’, appraisal or similar rights are available to the holders of SST IV Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

COVID-19.

Neither SST IV nor any SST IV Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the CARES Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 4.22No Other Representations and Warranties; Non-Reliance.

(a)Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SST IV nor any Person on behalf of SST IV has made any representation or warranty, expressed or implied, with respect to SST IV or any SST IV Subsidiary, including their respective businesses, operations, assets (including the SST IV Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SST IV or any SST IV Subsidiary.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by SST IV in this Article 4, none of SST IV or any other Person makes any representation or warranty to any SmartStop Party or any of their respective Affiliates or Representatives with respect to any written or oral information presented to the SmartStop Parties or any of their respective Affiliates or Representatives in the course of their due diligence of SST IV, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b)Notwithstanding anything contained in this Agreement to the contrary, SST IV acknowledges and agrees with the representation of SmartStop and Merger Sub in Section 5.24(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) none of SmartStop, Merger Sub or any other Person has made or is making, and (ii) SST IV and its Representatives are not relying on, any representations or warranties relating to the SmartStop or Merger Sub whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SST IV or any of its Representatives by SmartStop, Merger Sub or their Representatives.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SMARTSTOP PARTIES

Except as set forth in (a) the disclosure letter prepared by the SmartStop Parties and delivered by the SmartStop Parties to SST IV prior to the execution and delivery of this Agreement (the “SmartStop Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SmartStop Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the SmartStop SEC Documents publicly filed with, or publicly furnished to, as applicable, the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such SmartStop SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the SmartStop Parties hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to SST IV that:

Section 5.1Organization and Qualification; Subsidiaries.

(a)SmartStop is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of SmartStop and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(b)Each SmartStop Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each SmartStop Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(c)Section 5.1(c) of the SmartStop Disclosure Letter sets forth a true and complete list of the SmartStop Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SmartStop and the SmartStop Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SmartStop in each SmartStop Subsidiary, including a list of each SmartStop Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)The SmartStop Parties have made available to SST IV complete and correct copies of the SmartStop Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the SmartStop Parties is in compliance with the terms of its applicable SmartStop Governing Documents. True and complete copies of SmartStop’s and the SmartStop Operating Partnership’s minute books, as applicable, since January 1, 2017 have been made available by SmartStop to SST IV.

(e)Except as set forth in Section 5.1(e) of the SmartStop Disclosure Letter, SmartStop has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SmartStop Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2Authority.

(a)Each of the SmartStop Parties has the requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the SmartStop Parties and the consummation by the SmartStop Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and no other corporate, limited partnership or limited liability company proceedings on the part of the SmartStop Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.

(b)This Agreement has been duly executed and delivered by the SmartStop Parties and, assuming due authorization, execution and delivery by SST IV, constitutes a legally valid and binding obligation of the SmartStop Parties enforceable against the SmartStop Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)On the recommendation of the SmartStop Special Committee, the SmartStop Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of SmartStop, and (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)No vote of any holders of securities of SmartStop or the SmartStop Operating Partnership is required to approve the Merger and the other transactions contemplated by this Agreement.

(e)SmartStop, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 5.3No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by each of the SmartStop Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the SmartStop Governing Documents or (B) any equivalent organizational or governing documents of any other SmartStop Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 5.3(b), conflict with or violate any Law or Environmental Permit applicable to SmartStop or any SmartStop Subsidiary or by which any property or asset of SmartStop or any SmartStop Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SmartStop or any SmartStop Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(b)No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by SmartStop or any SmartStop Subsidiary with, nor are any required to be made or obtained by SmartStop or any SmartStop Subsidiary with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by SmartStop and the SmartStop Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SmartStop and the SmartStop Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. As of the date hereof, to the Knowledge of SmartStop, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 5.4Capital Structure.

(a)The authorized capital stock of SmartStop consists of 900,000,000 shares of capital stock, of which (i) 700,000,000 shares are designated as common stock, $0.001 par value per share (“SmartStop Common Stock ”), of which  350,000,000 shares are designated as Class A Common Stock, $0.001 par value per share (“SmartStop Class A Common Stock”), and 350,000,000 shares of Common Stock are designated as Class T Common Stock $0.001 par value per share (“SmartStop Class T Common Stock”), and (ii) 200,000,000 shares are designated as preferred stock, $0.001 par value per share, of which 200,000 shares are designated as Series A Convertible Preferred Stock, $0.001 par value per share (“SmartStop Preferred Stock”). At the close of business on October 31, 2020, (i) 52,440,826 shares of SmartStop Class A Common Stock (inclusive of 255,023 restricted shares of SmartStop Class A Common Stock  granted under the SmartStop Equity Incentive Plan (“SmartStop Restricted Share Awards”) were issued and outstanding, (ii) 7,869,657 shares of SmartStop Class T Common Stock were issued and outstanding, (iii) 200,000 shares of SmartStop Preferred Stock were issued and outstanding, (iv) a number of shares up to ten percent (10%) of SmartStop outstanding stock were reserved for issuance under the SmartStop Equity Incentive Plan and (v) 5,330,964 shares of SmartStop Class A Common Stock remained available for grant under the SmartStop Equity Incentive Plan. Additionally, as of the date of this Agreement, 73,033974 units of limited partnership interests in SmartStop Operating Partnership were issued and outstanding, of which 8,698,956 units of limited partnership interest were designated as Class A-1 Units, 3,283,302 units of limited partnership interest were designated as Class

A-2 Units and 345,160 units of limited partnership interests in SmartStop Operating Partnership were designated as LTIP Units, all of which were exchangeable on a one-for-one basis for shares of SmartStop Class A Common Stock, except for the 3,283,302 units of limited partnership interest designated as Class A-2 Units.  All of the outstanding shares of capital stock of SmartStop are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of SmartStop. All shares to be issued by SmartStop as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b)All of the SmartStop Operating Partnership Units held by SmartStop are directly owned by SmartStop, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SmartStop Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)All of the outstanding shares of capital stock of each of the SmartStop Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SmartStop Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SmartStop Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SmartStop or SmartStop Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SmartStop Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SmartStop or any SmartStop Subsidiary issued and outstanding (“SmartStop Voting Debt”). Except as set forth in Section 5.4(d) of the SmartStop Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SmartStop or any of the SmartStop Subsidiaries is a party or by which any of them is bound obligating SmartStop or any of the SmartStop Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SmartStop or any of the SmartStop Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SmartStop Voting Debt or other equity interests.

(e)Except as set forth in Section 5.4(e) of the SmartStop Disclosure Letter, SmartStop is not a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SmartStop or any SmartStop Subsidiaries. Neither SmartStop nor any of the SmartStop Subsidiaries has granted any registration rights on any of its capital stock. No SmartStop capital stock is owned by any SmartStop Subsidiary.

(f)SmartStop does not have a “poison pill” or similar stockholder rights plan.

(g)All dividends or other distributions on the shares of SmartStop’s capital stock or SmartStop Operating Partnership Units and any material dividends or other distributions on any securities of any SmartStop Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 5.5SEC Documents and Financial Statements.

(a)The SmartStop Parties have timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by

SmartStop under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “SmartStop SEC Documents”).

(b)As of their respective filing dates, the SmartStop SEC Documents (i) complied, or with respect to SmartStop SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to SmartStop SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the SmartStop SEC Documents is, to the Knowledge of SmartStop, the subject of ongoing SEC review or threatened review, and SmartStop does not have any outstanding and unresolved comments from the SEC with respect to any SmartStop SEC Documents. None of the SmartStop SEC Documents is the subject of any confidential treatment request by SmartStop.

(c)The consolidated audited and unaudited financial statements of SmartStop and the SmartStop Subsidiaries included, or incorporated by reference, in the SmartStop SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of SmartStop and the SmartStop Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act and the published rules and regulations of the SEC with respect thereto, which such adjustments are not, individually or in the aggregate, material to SmartStop) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of SmartStop and the SmartStop Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of SmartStop and the SmartStop Subsidiaries for the periods presented therein.

(d)(i) SmartStop maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by SmartStop in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SmartStop’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of SmartStop required under the Exchange Act with respect to such reports, and (ii) such disclosure controls and procedures are effective in timely alerting SmartStop’s principal executive officer and principal financial officer to material information required to be included in SmartStop’s periodic reports required under the Exchange Act. SmartStop and the SmartStop Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (A) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (B) that transactions are executed in accordance with management’s general or specific authorizations, (C) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (D) that access to assets is permitted only in accordance with management’s general or specific authorizations, (E) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (F) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. SmartStop has disclosed to SmartStop’s auditors and audit committee, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect SmartStop’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)SmartStop is not, and none of the SmartStop Subsidiaries is, a party to, and neither SmartStop nor any SmartStop Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SmartStop and any SmartStop Subsidiary, on the one hand, and any unconsolidated Affiliate of SmartStop or any SmartStop Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SmartStop, any SmartStop Subsidiary or SmartStop’s or such SmartStop Subsidiary’s audited financial statements or other SmartStop SEC Documents.

(f)Neither SmartStop nor any SmartStop Subsidiary is required to be registered as an investment company under the Investment Company Act.

Absence of Certain Changes or Events

. Since December 31, 2019 through the date of this Agreement, except as contemplated by this Agreement, (a) SmartStop and each SmartStop Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SmartStop nor any SmartStop Subsidiary has taken any action that would have been prohibited by Section 6.2(a) (Conduct of the Business of SmartStop) if taken from and after the date of this Agreement and (c) there has not been any SmartStop Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SmartStop Material Adverse Effect.

No Undisclosed Liabilities

. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SmartStop dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither SmartStop nor any SmartStop Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SmartStop Material Adverse Effect.

Section 5.8Permits; Compliance with Law.

(a)Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, SmartStop and each SmartStop Subsidiary is in possession of all Permits necessary for SmartStop and each SmartStop Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SmartStop Permits”), and all such SmartStop Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SmartStop Permits, individually, or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. SmartStop has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. No event has occurred with respect to any of the SmartStop Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SmartStop Permits. Neither SmartStop nor any of the SmartStop Subsidiaries has received any notice indicating, nor to the Knowledge of SmartStop, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SmartStop or the SmartStop Subsidiaries or the SmartStop Properties that impairs the validity of any SmartStop Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SmartStop Permit, except where the impairment or revocation of any such SmartStop Permits, individually, or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

(b)Since January 1, 2018, neither SmartStop nor any SmartStop Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SmartStop or any SmartStop Subsidiary or by which any property or asset of SmartStop or any SmartStop Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13, Section 5.16 and Section 5.17, respectively, which are solely addressed in those Sections),or (ii) any SmartStop Permits (except for the SmartStop Permits addressed in Section 5.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect.

Litigation

. There is no material Action to which SmartStop or any SmartStop Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SmartStop, threatened before any Governmental Authority and, to the Knowledge of SmartStop, there is no basis for any such Action. Neither SmartStop nor any SmartStop Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SmartStop or the SmartStop Subsidiaries. No Order has been issued in any proceeding to which SmartStop or any of the SmartStop Subsidiaries is or was a party, or, to the Knowledge of SmartStop, in any other proceeding, that enjoins or requires SmartStop or any of the SmartStop Subsidiaries to take action of any kind with respect to its businesses, assets or properties.  Since December 31, 2017, none of SmartStop, any SmartStop Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SmartStop or any SmartStop Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $2,500,000 individually.

Section 5.10Properties.

(a)Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SmartStop or a SmartStop Subsidiary owns fee simple title to each of the SmartStop Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SmartStop Material Adverse Effect, neither SmartStop nor any SmartStop Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SmartStop Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SmartStop Material Adverse Effect, neither SmartStop nor any SmartStop Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SmartStop, threatened with respect to any of the SmartStop Properties.

(b)Except as disclosed in property condition assessments and similar structural engineering reports relating to the SmartStop Properties, SmartStop has not received written notice of, nor does SmartStop have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SmartStop Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SmartStop Material Adverse Effect.

(c)SmartStop and the SmartStop Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SmartStop’s, nor the SmartStop Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Environmental Matters

. Except as, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SmartStop, is threatened relating to any of the SmartStop Parties, any of the SmartStop Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the SmartStop Parties and the other SmartStop Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) SmartStop and each SmartStop Subsidiary is in possession of all Environmental Permits necessary for SmartStop and each SmartStop Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the SmartStop Parties or any of the other SmartStop Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12Material Contracts.

(a)Section 5.12(a) of the SmartStop Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SmartStop or any SmartStop Subsidiary is a party to or bound by that.

(i)is required to be filed as an exhibit to SmartStop’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act or is required to be described pursuant to Item 404 of such Regulation S-K;

(ii)obligates SmartStop or any SmartStop Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 and is not cancelable within ninety (90) days without material penalty to SmartStop or any SmartStop Subsidiary;

(iii)constitutes (A) an Indebtedness obligation of SmartStop or any SmartStop Subsidiary with a principal amount as of the date hereof greater than $2,500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including SmartStop or a SmartStop Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SmartStop or a SmartStop Subsidiary or (2) SmartStop or a SmartStop Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SmartStop or another SmartStop Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iv)requires SmartStop or any SmartStop Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of twenty percent (20%) of the equity value of SmartStop per such acquisition or disposition, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(v)constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vi)sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SmartStop or any SmartStop Subsidiary with a third party;

(vii)prohibits the pledging of the capital stock of SmartStop or any SmartStop Subsidiary or prohibits the issuance of guarantees by any SmartStop Subsidiary;

(viii)is with a Governmental Authority;

(ix)has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $2,500,000;

(x)is an employment Contract or material consulting Contract;

(xi)is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xii)is a SmartStop Management Agreement;

(xiii)is a ground lease under which SmartStop or any SmartStop Subsidiary holds a leasehold interest in the SmartStop Properties or any portion thereof; or

(xiv)is both (A) not made in the ordinary course of business and (B) material to SmartStop and the SmartStop Subsidiaries, taken as a whole.

(b)Each Contract in any of the categories set forth in Section 5.12(a) to which SmartStop or any SmartStop Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SmartStop Material Contract.”

(c)Each SmartStop Material Contract is legal, valid, binding and enforceable on SmartStop and/or the SmartStop Subsidiary that is a party thereto and, to the Knowledge of SmartStop, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SmartStop and each SmartStop Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SmartStop Material Contract and, to the Knowledge of SmartStop, each other party thereto has performed all obligations required to be performed by it under such SmartStop Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. Neither SmartStop nor any SmartStop Subsidiary, nor, to the Knowledge of SmartStop, any other party thereto, is in breach or violation of, or default under, any SmartStop Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SmartStop Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. Neither SmartStop nor any SmartStop Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SmartStop Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect. Since December 31, 2019 and as of the date hereof, neither SmartStop nor any SmartStop Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SmartStop Material Contract.

Section 5.13Taxes.

(a)Each SmartStop Party and each other SmartStop Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each SmartStop Party and each other SmartStop Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SmartStop or any SmartStop Subsidiary do not file Tax Returns that SmartStop or any SmartStop Subsidiary is or may be subject to Tax by such jurisdiction.

(b)SmartStop (i) for all taxable years commencing with SmartStop’s year ending December 31, 2014 and through December 31, 2019, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2020 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the

Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SmartStop, threatened. SmartStop does not own a direct or indirect ownership interest in an entity that is treated as a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SmartStop. SmartStop’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SmartStop’s year ending December 31, 2014, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SmartStop’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SmartStop’s net capital gain for such year.

(c)(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SmartStop, threatened with regard to any material Taxes or material Tax Returns of SmartStop or any SmartStop Subsidiary; (ii) no material deficiency for Taxes of SmartStop or any SmartStop Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of SmartStop, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect; (iii) neither SmartStop nor any SmartStop Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SmartStop nor any SmartStop Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SmartStop nor any SmartStop Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)Each SmartStop Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation(or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e)Neither SmartStop nor any SmartStop Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)(i) Since its inception, SmartStop and the SmartStop Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of SmartStop no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SmartStop or any SmartStop Subsidiary for any taxable period (or portion thereof) preceding the Merger.

(g)SmartStop and the SmartStop Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)There are no SmartStop Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SmartStop threatened to raise, a material claim against SmartStop or any SmartStop Subsidiary for any breach of any SmartStop Tax Protection Agreements. As used herein, “SmartStop Tax Protection Agreements” means any written agreement to which SmartStop or any SmartStop Subsidiary is a party pursuant to which: (i) any liability of SmartStop or any SmartStop Subsidiary to holders of limited partnership interests in a SmartStop Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SmartStop Subsidiary Partnership, SmartStop or any SmartStop Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SmartStop Subsidiary Partnership” means a SmartStop Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i)There are no Liens for Taxes upon any property or assets of SmartStop or any SmartStop Subsidiary except for Permitted Liens.

(j)There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SmartStop or any SmartStop Subsidiary, and after the Closing Date, neither SmartStop nor any SmartStop Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)Except for property Tax appeals made in the ordinary course of business, neither SmartStop nor any SmartStop Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SmartStop nor any SmartStop Subsidiary is subject to written ruling of a Governmental Authority.

(l)Neither SmartStop nor any SmartStop Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SmartStop Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m) Neither SmartStop nor any SmartStop Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)Neither SmartStop nor any SmartStop Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)No written power of attorney that has been granted by SmartStop or any SmartStop Subsidiary (other than to SmartStop or a SmartStop Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p) To the Knowledge of SmartStop, SmartStop is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Intellectual Property.

Except as, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect, (i) no Intellectual Property used by SmartStop or any SmartStop Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SmartStop, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SmartStop or any SmartStop Subsidiary, and (iii) SmartStop and the SmartStop Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SmartStop and the SmartStop Subsidiaries as it is currently conducted. Since January 1, 2018, neither SmartStop nor any SmartStop Subsidiary has received any written or, to the Knowledge of SmartStop, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Insurance

. Except as, individually or in the aggregate, would not reasonably be expected to have a SmartStop Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SmartStop and the SmartStop Subsidiaries (the “SmartStop Insurance Policies”) have been paid, and SmartStop and the SmartStop Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SmartStop Insurance Policies. No written notice of cancellation or termination has been received by SmartStop or any SmartStop Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.16Benefit Plans.

(a)Each SmartStop Benefit Plan has been established, maintained, administered and funded in all material respects in accordance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Laws and terms of all applicable Contracts.  There are no investigations by any Governmental Authority, proceedings or other claims (except for routine claims for benefits payable under the Benefit Plans of SmartStop) against or involving any SmartStop Benefit Plan or asserting any rights to or claims for benefits under any SmartStop Benefit Plan, and, to the Knowledge of SmartStop, there are not any facts or circumstances that could give rise to any lability in the event of any such investigation, claim or proceeding.

(b)No SmartStop Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and none of the SmartStop Parties or any of their respective ERISA Affiliates has any liability or contingent liability, directly or indirectly, (i) with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code or (ii) under Sections 430(k) or 4971 of the Code.

Employee and Labor Matters.

SmartStop and each SmartStop Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding and occupational safety and health.  None of SmartStop or any SmartStop Subsidiary is a party to, is bound by or has or may have any liability or contingent liability under, any collective bargaining or other agreement with a labor organization representing any employees. As of the date of this Agreement, no material strikes, slowdowns or work stoppages are pending or, to the Knowledge of SmartStop, threatened, and no such strike, slowdown or work stoppage has occurred within the 12 months immediately preceding the date of this Agreement.

Related Party Transactions

. Except as described in the publicly available SmartStop SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between SmartStop or any SmartStop Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among SmartStop and SmartStop Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Brokers

. No broker, investment banker or other Person (other than the Persons listed in Section 5.19 of the SmartStop Disclosure Letter, pursuant to the terms of the engagement letter between SmartStop and such Person, true, correct and complete copies of which have been provided to SST IV prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SmartStop or any SmartStop Subsidiary.

Opinion of Financial Advisor.

The SmartStop Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “SmartStop Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to SmartStop. SmartStop will deliver to SST IV a complete and correct copy of such opinion of the SmartStop Financial Advisor promptly after receipt thereof by the SmartStop Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement). The SmartStop Parties acknowledge and agree that the opinion of the SST IV Financial Advisor, to be delivered as provided in Section 4.19 hereof, is for the benefit of the SST IV Special Committee and SST IV Board and that none of the SmartStop Parties shall be entitled to rely on that opinion for any purpose.

Takeover Statutes; Appraisal Rights

. Neither SmartStop nor any SmartStop Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SST IV as defined in Section 3-601 of the MGCL. The SmartStop Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SmartStop Charter, no dissenters’, appraisal or similar rights are available to the holders of SmartStop’s capital stock with respect to the Merger and the other transactions contemplated by this Agreement.

COVID-19.

Neither SmartStop nor any SmartStop Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the CARES Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 5.23Ownership of Merger Sub; No Prior Activities.

(a)Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by SmartStop.

(b)Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24No Other Representations and Warranties; Non-Reliance.

(a)Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SmartStop, nor any Person on behalf of SmartStop, has made any representation or warranty, expressed or implied, with respect to SmartStop or any SmartStop Subsidiary, including their respective businesses, operations, assets (including the SmartStop Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SmartStop or any SmartStop Subsidiary.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the SmartStop Parties in this Article 5, none of the SmartStop Parties or any other Person makes any representation or warranty to SST IV or any of its Affiliates or Representatives with respect to any written or oral information presented to SST IV or any of its Affiliates or Representatives in the course of their due diligence of the SmartStop Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b)Notwithstanding anything contained in this Agreement to the contrary, SmartStop and Merger Sub acknowledge and agree with the representation of SST IV in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) neither SST IV nor any other Person has made or is making, and (ii) SmartStop, Merger Sub and their Representatives are not relying on, any representations or warranties relating to SST IV whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SmartStop, Merger Sub or any of their Representatives by SST IV or its Representatives.

ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1Conduct of Business by SST IV.

(a)SST IV covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SmartStop (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the SST IV Disclosure Letter, SST IV shall, and shall cause each SST IV Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SST IV as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.

(b)Without limiting the generality of the foregoing, SST IV further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SmartStop (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the SST IV Disclosure Letter, SST IV shall not, and shall not cause or permit any SST IV Subsidiary to, do any of the following:

(i)(A) amend or propose to amend (1) the SST IV Governing Documents or (2) such equivalent organizational or governing documents of any SST IV Subsidiary, or (B) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the SST IV Charter) under the SST IV Charter;

(ii)adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SST IV or any SST IV Subsidiary (other than any SST IV Subsidiary);

(iii)declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SST IV or any SST IV Subsidiary or other equity securities or ownership interests in SST IV or any SST IV Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SST IV of regular dividends in accordance with past practice for the SST IV Common Stock, (B) the declaration and payment by SST IV Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SST IV Operating Partnership Units, and (C) the declaration and payment of dividends or other distributions to SST IV by any SST IV Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SST IV Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), SST IV and any SST IV Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SST IV to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SST IV or a SST IV Subsidiary, or securities convertible or exchangeable into or exercisable therefor, except for (A) the withholding of shares to satisfy withholding Tax obligations in respect of SST IV Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the SST IV Equity Incentive Plan in effect on the date of this Agreement, (B) the redemption of the SST IV Special Limited Partner Interest held by SST IV Advisor pursuant to the Redemption Agreement, and (C) any acquisition of shares of SST IV Common Stock contemplated under Article VI of the SST IV Charter;

(v)except for (A) transactions among SST IV and one or more SST IV Subsidiaries or among one or more SST IV Subsidiaries, and (B) the issuance of equity awards to directors pursuant to the SST IV Equity Incentive Plan, issue, sell, pledge, dispose, encumber or grant any shares of SST IV or any of the SST IV Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SST IV or any of the SST IV Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SST IV or any of the capital stock or other equity interests of any SST IV Subsidiary;

(vi)acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SST IV or any SST IV Subsidiary of or from an existing SST IV Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10%) of the equity value of SST IV per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii)incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SST IV Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SST IV or any of the SST IV Subsidiaries, except (A) Indebtedness incurred under SST IV’s existing credit facility in the ordinary course of business (including to the extent necessary to pay distributions permitted pursuant to Section 6.1(b)(iii)), (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $500,000, (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SST IV compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (D) any mortgage Indebtedness in respect to any real property having a loan-to-value ratio not in excess of 75%;

(viii)make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SST IV Subsidiary or any investments permitted pursuant to Section 6.1(b)(vi);

(ix)other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any SST IV

Material Contract (or any Contract that, if existing as of the date hereof, would be a SST IV Material Contract) in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing SST IV Material Contract that (1) occurs automatically without any action (other than notice of renewal) by SST IV or any SST IV Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable SST IV Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(x)make any payment, direct or indirect, of any liability of SST IV or any SST IV Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xi)waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by SST IV on the most recent balance sheet included in the SST IV SEC Documents as of the date of this Agreement) no greater than $500,000 in the aggregate, (II) do not involve the imposition of injunctive relief against SST IV or any SST IV Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by SST IV or any of the SST IV Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of SST IV Common Stock in accordance with Section 7.6(c);

(xii)(A) hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), (B) grant any new awards under the SST IV Equity Incentive Plan (except to directors pursuant to Section 6.1(b)(v)(B) or amend or modify the terms of any SST IV Restricted Share Awards outstanding as of the date of this Agreement or (C) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiii)fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xiv)enter into any new line of business;

(xv)form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business;

(xvi)fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xvii)enter into or modify in a manner adverse to SST IV any SST IV Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SST IV’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SST IV

Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SST IV to fail to qualify as a REIT or any SST IV Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)adopt a plan of merger (except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SST IV or to prevent or impair the ability of SST IV to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xx)make any payment, loan, distribution or transfer of assets to any SST IV Manager except in such amount and as expressly contemplated by this Agreement or any SST IV Management Agreement;

(xxi)take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the SST IV Common Stock with respect to the Merger or any other transactions contemplated by this Agreement; or

(xxii)authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c)Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SST IV from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the SST IV Board, such action or inaction is reasonably necessary (A) for SST IV to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SST IV or any SST IV Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SST IV in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) in order to respond in good faith to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on SST IV or any SST IV Subsidiary, including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

Section 6.2Conduct of Business by SmartStop.

(a)SmartStop covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SST IV (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(a) of the SmartStop Disclosure Letter, each of the SmartStop Parties shall, and shall cause each SmartStop Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SmartStop as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.

(b)Without limiting the foregoing, SmartStop further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SST IV (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(b) of the SmartStop Disclosure Letter, the SmartStop Parties shall not, and shall not cause or permit any SmartStop Subsidiary to, do any of the following:

(i)(A) amend or propose to amend (1) the SmartStop Governing Documents or (2) such equivalent organizational or governing documents of any SmartStop Subsidiary, or (B) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the SmartStop Charter) under the SmartStop Charter;

(ii)adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SmartStop or any SmartStop Subsidiary;

(iii)declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SmartStop or any SmartStop Subsidiary or other equity securities or ownership interests in SmartStop or any SmartStop Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SmartStop of regular dividends in accordance with past practice for the SmartStop Common Stock and a quarterly rate not to exceed $15.625 per share of SmartStop Preferred Stock, (B) the declaration and payment by SmartStop Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SmartStop Operating Partnership Units, and (C) the declaration and payment of dividends or other distributions to SmartStop by any SmartStop Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SmartStop Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), SmartStop and any SmartStop Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SmartStop to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SmartStop or a SmartStop Subsidiary or securities convertible or exchangeable into or exercisable therefor, except for (A) the withholding of shares to satisfy withholding Tax obligations in respect of SmartStop Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the SmartStop Equity Incentive Plan in effect on the date of this Agreement, (B) the conversion of Class A-2 Units to Class A-1 Units of the SmartStop Operating Partnership pursuant to its terms, (C) redemptions of SmartStop Operating Partnership Units pursuant to the SmartStop Operating Partnership Agreement, (D) the redemption of SmartStop Common Stock pursuant to SmartStop’s share redemption program, and (E) any acquisition of shares of SmartStop Common Stock contemplated under Article VI of the SmartStop Charter;

(v)except for (A) transactions among SmartStop and one or more SmartStop Subsidiaries or among one or more SmartStop Subsidiaries, (B) the issuance of Class A-1 Units upon conversion of Class A-2 Units of the Operating Partnership pursuant to its terms, (C) the issuance of equity awards to officers and directors pursuant to the SmartStop Equity Incentive Plan, and (D) shares of SmartStop Common Stock issued pursuant to SmartStop’s distribution reinvestment plan, sell, pledge, dispose, encumber or grant any shares of SmartStop or any of the SmartStop Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SmartStop or any of the SmartStop Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SmartStop or any of the capital stock or other equity interests of any SmartStop Subsidiary;

(vi)acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SmartStop or any SmartStop Subsidiary of or from an existing SmartStop Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 15% of the equity value of SmartStop per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii)incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SmartStop Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SmartStop or any of the SmartStop Subsidiaries, except (A) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $2,500,000, (B) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SmartStop compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (C) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

(viii)make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) in excess of $2,500,000, make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SmartStop Subsidiary or any investments permitted pursuant to Section 6.2(b)(vi);

(ix)fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(x)fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xi)enter into or modify in a manner adverse to SmartStop any SmartStop Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SmartStop’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SmartStop Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xii)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SmartStop to fail to qualify as a REIT or any SmartStop Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xiii)adopt a plan of merger (except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SmartStop or to prevent or impair the ability of the SmartStop Parties to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; or

(xiv)authorize, or enter into any Contract or arrangement to do any of the foregoing

(c)Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SmartStop from taking any action, or refraining to take any action, at any time or from time to time, (i) if, in the reasonable judgment of the SmartStop Board, such action or inaction is reasonably necessary (A) for SmartStop to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SmartStop or any SmartStop Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SmartStop in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or (ii) in order to respond in good faith to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on SmartStop or any SmartStop Subsidiary, including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

No Control of Other Parties’ Business

. Nothing contained in this Agreement shall give (i) SmartStop, directly or indirectly, the right to control or direct SST IV or any SST IV Subsidiary’s operations prior to the Merger Effective Time, or (ii) SST IV, directly or indirectly, the right to control or direct SmartStop or any SmartStop Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) SST IV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SST IV Subsidiaries’ respective operations and (ii) SmartStop shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SmartStop Subsidiaries’ respective operations.

ARTICLE 7
ADDITIONAL COVENANTS

Section 7.1Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals.

(a)As promptly as reasonably practicable following the date of this Agreement, (i) SST IV shall complete the preparation (with SmartStop’s reasonable cooperation) and cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) SmartStop shall complete the preparation (with SST IV’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of SmartStop Class A Common Stock to be issued in the Merger (the “Registered Securities”). Each of SST IV and SmartStop shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger, unless this Agreement is terminated pursuant to Article 9. Each of SST IV and SmartStop shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of SST IV and SmartStop shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Each of SST IV and SmartStop shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SST IV and SmartStop, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. SmartStop shall notify SST IV, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and SmartStop shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. SmartStop shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and SST IV shall furnish all information concerning SST IV and its stockholders as may be reasonably requested in connection with any such actions.

(b)Each of SST IV, on behalf of itself and the SST IV Subsidiaries, and SmartStop, on behalf of itself and the SmartStop Subsidiaries, agrees that none of the information supplied or to be supplied by it or such subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to the stockholders of SST IV, at the time of the Stockholders Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other document to be filed by SST IV or SmartStop, respectively, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the receipt of the Stockholder Approvals, any information relating to SmartStop or SST IV, or any of their respective Affiliates, should be discovered by SmartStop or SST IV which, in the reasonable judgment of SmartStop or SST IV, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and SmartStop and SST IV shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of SmartStop and SST IV.

(c)Subject to SST IV’s rights with respect to a Superior Proposal under Section 7.3, as promptly as practicable after the SEC advises it has no comments or no further comments to the Proxy Statement or Form S-4, SST IV shall, in accordance with applicable Law and the SST IV Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approvals; provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. SST IV shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to SST IV’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (provided that there are no outstanding SEC comments on the Proxy Statement or Form S-4 and the SEC has not otherwise enjoined mailing or use of the Proxy Statement). SST IV shall, through the SST IV Special Committee and the SST IV Board, recommend to its stockholders that they provide the Stockholder Approvals, include the SST IV Special Committee and SST IV Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approvals, except to the extent that the SST IV Special Committee and SST IV Board shall have made an Adverse

Recommendation Change as permitted by Section 7.3(c); provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 7.1(c), SST IV shall have the right to make one or more postponements, recesses or adjournments of the Stockholders Meeting (i) if, on a date for which the Stockholders Meeting is scheduled, SST IV has not received proxies representing a sufficient number of shares of SST IV Common Stock to obtain the Stockholder Approvals, whether or not a quorum is present, or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required under applicable Law to be filed with the SEC and/or disseminated to SST IV’s stockholders is timely filed with the SEC and/or disseminated to SST IV’s stockholders; provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (A) in the case of clause (i), more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and in the case of clause (ii), more than ten (10) Business Days from the previously scheduled date of such meeting, or (B) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if SST IV shall have received proxies in respect of an aggregate number of shares of SST IV Common Stock, which have not been withdrawn, such that Stockholder Approvals would be obtained at such meeting.

Section 7.2Access to Information; Confidentiality.

(a)During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose SST IV or SmartStop to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, each Party shall not, and shall cause its respective Representatives and Affiliates not to, except in the ordinary course of business, contact or otherwise communicate with third parties with which the other Party or any of its subsidiaries has a business relationship regarding the business of such other Party and its subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party.

(b)Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the confidentiality provisions in Section 2 of the Exclusivity Agreement, which confidentiality provisions shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3No Solicitation; Superior Proposals.

(a)Except as expressly permitted by this Section 7.3, SST IV shall not, and shall cause each of the SST IV Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than SmartStop or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that SST IV shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the SST IV Special Committee if the SST IV Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with the SST IV directors’ duties under Maryland Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA pursuant to Section 7.3(b)), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the SST IV Charter, the SST IV Bylaws or organizational documents or agreements of any SST IV Subsidiary. In furtherance of the foregoing and as otherwise permitted by this Section 7.3, SST IV shall, and shall cause each SST IV Subsidiary and each Representative of SST IV and the SST IV Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall promptly terminate all physical and electronic data room access previously granted to any such Person and use reasonable efforts to cause such Person to return or destroy all non-public information concerning SST IV and the SST IV Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person.

(b)Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, Stockholder Approvals are obtained, SST IV and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal; provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) SST IV, prior to or concurrently with the time such information is provided, provides such information to SmartStop, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the SST IV Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c)SST IV will promptly (and in any event no later than one (1) Business Day after receipt thereof) notify SmartStop in writing if (i) any Acquisition Proposal is received by SST IV or any SST IV Subsidiary, (ii) any request for information relating to SST IV or any SST IV Subsidiary is received by SST IV or any SST IV Subsidiary from any Person who informs SST IV or any SST IV Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with SST IV or any SST IV

Subsidiary regarding any Acquisition Proposal, and shall, in any such notice to SmartStop, indicate the identity of the Person making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (and shall include with such notice (A) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any, and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than one (1) Business Day after the occurrence of such developments, discussions or negotiations or receipt of materials) (I) keep SmartStop reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (II) provide SmartStop with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Neither SST IV nor any SST IV Subsidiary will enter into any agreement with any Person subsequent to the date of this Agreement that prohibits SST IV from providing any information to SmartStop in accordance with this Section 7.3.

(d)Except as expressly provided in Section 7.3(e), Section 7.3(f), and Section 7.3(g), neither the SST IV Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to SmartStop, the SST IV Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit SST IV or any SST IV Subsidiary to enter into any Alternative Acquisition Agreement, or (iv) fail to make the SST IV Board Recommendation or to include the SST IV Board Recommendation in the Proxy Statement (any event described in clause (i), (ii), (iii) or this clause (iv), an “Adverse Recommendation Change”).

(e)Notwithstanding anything in this Agreement to the contrary, subject to compliance with the provisions of this Section 7.3(e), if SST IV receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the SST IV Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the SST IV directors’ duties under Maryland Law, then, provided that Stockholder Approvals have not yet been obtained, the SST IV Board (based on the recommendation of the SST IV Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the SST IV Board may not take action contemplated by this Section 7.3(e) unless:

(i)SST IV has notified SmartStop in writing that the SST IV Board intends to take such action at least five (5) Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between SST IV and the party making such Superior Proposal (a “SST IV Change Notice”); and

(ii)during the five (5) Business Day period following SmartStop’s receipt of a SST IV Change Notice, SST IV shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with SmartStop (to the extent SmartStop wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the SST IV Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SST IV may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section

7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless SST IV has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional SST IV Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be four (4) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither SmartStop’s acceptance nor rejection of SST IV’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on SmartStop’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(f)Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approvals are obtained, the SST IV Special Committee and the SST IV Board may, if the SST IV Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with SST IV’s directors’ duties under Maryland Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that, prior to making such Adverse Recommendation Change, SST IV shall have complied with clauses (i) and (ii) of Section 7.3(e).

(g)Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the SST IV Special Committee, the SST IV Board or SST IV, directly or indirectly, from (i) taking and disclosing to the stockholders of SST IV a position with respect to an Acquisition Proposal as contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any required disclosure to the stockholders of SST IV under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (iii) making any disclosure to the stockholders of SST IV if the SST IV Board determines in good faith after consultation with its outside legal counsel (and based on the recommendation of the SST IV Special Committee) that the failure to do so would be inconsistent with the duties of the SST IV directors under Maryland Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SST IV Special Committee or the SST IV Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the SST IV Board Recommendation; provided, further, that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.

(h)Notwithstanding anything to the contrary contained in this Agreement, none of SST IV, any SST IV Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(i)SST IV agrees that in the event any Representative of SST IV or any SST IV Subsidiary takes any action that, if taken by SST IV would constitute a violation of this Section 7.3, and such action was taken at the direction or with the prior consent of the SST IV Special Committee, then SST IV shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(j)For purposes of this Agreement:

(i)“Acquisition Proposal” means any bona fide proposal or offer from any Person (other than SmartStop or any SmartStop Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving SST IV or any SST IV Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of SST IV, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SST IV or any SST IV Subsidiaries that are significant subsidiaries representing twenty percent (20%) or more of the consolidated assets of SST IV, (C) issue, sale or other disposition by SST IV or any SST IV Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of SST IV Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of SST IV Common Stock, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SST IV in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of SST IV Common Stock; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SST IV and one or more of the SST IV Subsidiaries or solely among the SST IV Subsidiaries.

(ii)“Intervening Event” means, with respect to SST IV, a change in circumstances or development that materially affects the business, assets or operations of SST IV and the SST IV Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the SST IV Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the SST IV Board prior to Stockholder Approvals being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any effect arising out of or related to the COVID-19 pandemic or COVID-19 Measures and (iii) any effect arising out of the announcement or pendency of, or actions required to be taken pursuant to, this Agreement.

(iii)“Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) that the SST IV Board (based on the recommendation of the SST IV Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by SmartStop) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the SST IV Special Committee determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the stockholders of SST IV (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by SmartStop) pursuant to Section 7.3(e)(ii).

Public Announcements

. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is executed.

Section 7.5Appropriate Action; Consents; Filings.

(a)Upon the terms and subject to the conditions set forth in this Agreement, SmartStop shall and shall cause each SmartStop Subsidiary and each of their respective Affiliates to, and SST IV shall and shall cause each SST IV Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of SmartStop after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of SmartStop after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6Notification of Certain Matters; Transaction Litigation.

(a)The SmartStop Parties and their Representatives shall give prompt notice to SST IV, and SST IV and its Representatives shall give prompt notice to the SmartStop Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)The SmartStop Parties and their respective Representatives shall give prompt notice to SST IV, and SST IV and its Representatives shall give prompt notice to the SmartStop Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the SmartStop Parties, SST IV or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(a), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)The SmartStop Parties and their respective Representatives shall give prompt notice to SST IV, and SST IV and its Representatives shall give prompt notice to the SmartStop Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any SmartStop Subsidiary or SST IV Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. SST IV and its Representatives shall give the SmartStop Parties the opportunity to reasonably participate in the defense and settlement of any Action against SST IV or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SmartStop’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SmartStop’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). SmartStop and its Representatives shall give SST IV the opportunity to reasonably participate in the defense and settlement of any Action against SmartStop or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SST IV’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SST IV’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7Indemnification; Directors’ and Officers’ Insurance.

(a)Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, SmartStop shall (and shall cause the Surviving Entity to), to the fullest extent SST IV would be permitted to do so under applicable Law and the SST IV Governing Documents as currently in effect:

(i)indemnify, defend and hold harmless each current and former manager, director, officer, partner, member, trustee, employee and agent of SST IV or any of the SST IV Subsidiaries or other individuals with rights to indemnification or exculpation pursuant to the SST IV Governing Documents or any indemnification agreements of SST IV or SST IV Subsidiaries (such agreements, the “Additional Indemnification Agreements”) (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of SST IV or any of the SST IV Subsidiaries (whether asserted or claimed prior to, at or after the Merger Effective Time) or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger (whether asserted or claimed prior to, at or after the Merger Effective Time), and

(ii)pay in advance of the final disposition of any such Action the costs and expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification of any Indemnified Party), without the requirement of any bond or other security, in each case to the fullest extent permitted by applicable Law, but subject to SmartStop’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, SmartStop or the Surviving Entity, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by SmartStop and the Surviving Entity under this Section 7.7(a), (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law.

(b)Without limiting the foregoing, and to the extent permitted by applicable Law, each of SmartStop and the Surviving Entity agree that during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses now existing in favor of any Indemnified Party as provided in the SST IV Governing Documents and Additional Indemnification Agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)For a period of six (6) years following the Merger Effective Time, the organizational documents of SmartStop, Merger Sub and any applicable SmartStop Subsidiary shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the SST IV Governing Documents or any similar organizational documents or agreements of any SST IV Subsidiary. No such provision shall be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(d)For a period of six (6) years after the Merger Effective Time, SmartStop shall cause the Surviving Entity to maintain in effect SST IV’s current directors’ and officers’ liability insurance covering each Person currently covered by SST IV’s directors’ and officers’ liability insurance policies for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as SST IV’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SST IV’s existing policies as of the date hereof or (ii) in consultation with SmartStop,

SST IV may obtain extended reporting period coverage under SST IV’s existing insurance programs (to be effective as of the Merger Effective Time) for a period of six (6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(d) in excess of 300% of the most recent annual premiums paid by SST IV for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(e)If SmartStop or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SmartStop or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(f)The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of SmartStop, SST IV and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. SmartStop shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

Section 7.8Dividends.

(a)In the event that a distribution with respect to the shares of SST IV Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SST IV Common Stock on the Closing Date promptly after the Merger Effective Time. SST IV shall coordinate with SmartStop on the declaration, setting of record dates and payment dates of dividends on SST IV Common Stock so that holders of SST IV Common Stock (i) do not receive dividends on both SST IV Common Stock and SmartStop Class A Common Stock  received in the Merger in respect of a single distribution period or fail to receive a dividend on either SST IV Common Stock or SmartStop Class A Common Stock  received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on SmartStop Class A Common Stock  received in the Merger and a dividend permitted by the proviso to Section 6.1(b)(iii) on SST IV Common Stock or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on SmartStop Class A Common Stock  received in the Merger or a dividend permitted by the proviso to Section 6.1(b)(iii) on SST IV Common Stock.

(b)In the event that either SST IV or SmartStop shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of SST IV, to holders of SST IV Common Stock, in an amount per share of SST IV Common Stock equal to the product obtained by multiplying (A) the dividend declared by SmartStop with respect to each share of SmartStop Class A Common Stock by (B) the Exchange Ratio, and (ii) in the case of SmartStop, to holders of SmartStop Class A Common Stock, in an amount per share of SmartStop Class A Common Stock equal to the quotient obtained by dividing (A) the dividend declared by SST IV with respect to each share of SST IV Common Stock by (B) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Takeover Statutes

. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the SmartStop Charter or the SST IV Charter on the Merger and the other transactions contemplated by this Agreement.

Obligations of SmartStop with respect to Merger Sub.

SmartStop shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.11Tax Matters.

(a)Each of SmartStop and SST IV shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or with respect to any state or local income tax a similar determination under applicable state or local Law), by reporting consistently as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes (and, where applicable, state and local income tax purposes). Neither SmartStop nor SST IV shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)SmartStop shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to Nelson Mullins Riley & Scarborough LLP, or other tax counsel to SmartStop delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SmartStop and SmartStop Operating Partnership, in form and substance mutually agreeable to SST IV and SmartStop (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SmartStop and SmartStop Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.10(b) and the tax opinions described in Section 8.2(f) and Section 8.3(e). The tax representations letters described in clause (iii) above shall also be provided to SST IV, and for purposes of the opinion required by Section 8.3(f), SST IV may rely on the representation letter provided pursuant to this Section 7.10(b) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(c)SST IV shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SST IV and SST IV Operating Partnership, in form and substance mutually agreeable to SST IV and SmartStop (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SST IV and SST IV Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.10(c) and the tax opinions described in Section 8.2(e) and Section 8.3(f). The tax representations letters described in clause (iii) above shall also be provided to SmartStop, and for purposes of the opinion required by Section 8.2(f), SmartStop may rely on the representation letter provided pursuant to this Section 7.10(c) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.2(f).

(d)SmartStop and SST IV shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. These taxes shall be the obligations of SmartStop and the SmartStop Subsidiaries without deduction or withholding from or to the Merger Consideration.

(e)With respect to the taxable year of SST IV ending with the Merger Effective Time, SST IV shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause SST IV to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

Section 16 Matters

. Prior to the Merger Effective Time, to the extent permitted by applicable Law, (a) SST IV shall take all such steps as may be necessary or appropriate to cause any dispositions of SST IV Common Stock (including derivative securities with respect to SST IV Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SST IV immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) SmartStop shall take all such steps as may be required to cause any acquisitions of the SmartStop Class A Common Stock (including derivative securities with respect to the SmartStop Class A Common Stock ) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SmartStop to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 8
CONDITIONS

Conditions to Each Party’s Obligation to Effect the Merger

s. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (which, in the case of SST IV, means waiver by the SST IV Special Committee and, in the case of SmartStop, means waiver by the SmartStop Special Committee) at or prior to the Merger Effective Time of the following conditions:

(a)Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the SST IV Disclosure Letter and Section 8.1(a) of the SmartStop Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)Stockholder Approvals. The Stockholder Approvals shall have been obtained in accordance with applicable Law, the SST IV Charter and the SST IV Bylaws.

(c)Charter Amendment. The Charter Amendment shall have become effective pursuant to the MGCL.

(d)No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(e)Form S-4. The Form S-4 shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Conditions to Obligations of the SmartStop Parties

. The obligations of the SmartStop Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SmartStop, at or prior to the Merger Effective Time, of the following additional conditions:

(a)Representations and Warranties. (i) The representations and warranties of SST IV set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of SST IV contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SST IV Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SST IV Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b)Performance of Covenants and Obligations of SST IV. SST IV shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)Absence of Material Adverse Change. On the Closing Date, no  circumstance shall exist that constitutes a SST IV Material Adverse Effect.

(d)Delivery of Certificate. SST IV shall have delivered to SmartStop a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SST IV, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)REIT Opinion. SmartStop shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SST IV reasonably satisfactory to SmartStop, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartStop, to the effect that, commencing with SST IV’s taxable year that ended on December 31, 2017, SST IV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and prior, current and proposed ownership, organization and method of operation have enabled SST IV to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SST IV and SST IV Operating Partnership.

(f)Section 368 Opinion. SmartStop shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SmartStop, dated as of the Closing Date, in form and substance reasonably acceptable to SmartStop, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

Conditions to Obligations of SST IV

. The obligations of SST IV to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SST IV at or prior to the Merger Effective Time, of the following additional conditions:

(a)Representations and Warranties. (i) The representations and warranties of the SmartStop Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the SmartStop Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SmartStop Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SmartStop Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b)Performance of Covenants and Obligations of SmartStop and Merger Sub. SmartStop and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c)Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SmartStop Material Adverse Effect.

(d)Delivery of Certificate. SmartStop shall have delivered to SST IV a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SmartStop certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)REIT Opinion. SST IV shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SmartStop reasonably satisfactory to SST IV, dated as of the Closing Date and in form and substance reasonably satisfactory to SST IV, to the effect that, commencing with SmartStop’s taxable year that ended on December 31, 2014, SmartStop has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled SmartStop to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SmartStop and SmartStop Operating Partnership.

(f)Section 368 Opinion. SST IV shall have received a written opinion of Bass, Berry & Sims PLC, or other nationally recognized tax counsel to SST IV, dated as of the Closing Date, in form and substance reasonably acceptable to SST IV, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

(g)Ancillary Agreements.  The Termination Agreement and Redemption Agreement contemplated herein shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall not have been rescinded or withdrawn in any way.

ARTICLE 9
TERMINATION, FEES AND EXPENSES

Termination

. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approvals (except as otherwise specified in this Section 9.1):

(a)by mutual written consent duly authorized by the SmartStop Special Committee and the SST IV Special Committee;

(b)by either SmartStop (with the prior approval of the SmartStop Special Committee) or by SST IV (with the prior approval of the SST IV Special Committee):

(i)if the Merger shall not have occurred on or before 11:59 p.m., California local time, on August 6, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (in the case of SmartStop, including the failure of Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (in the case of SmartStop, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)if the Stockholder Approvals shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and the Charter Amendment was taken (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approvals was primarily due to the failure of a Party (in the case of SmartStop, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)by SST IV (with the prior approval of the SST IV Special Committee):

(i)if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SmartStop or Merger Sub set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “SmartStop Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SST IV to SmartStop and two (2) Business Days before the Outside Date; provided, however, that SST IV shall not have such right to terminate this Agreement if a SST IV Terminating Breach shall have occurred and be continuing at the time SST IV delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)at any time before Stockholder Approvals are obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that SST IV shall have complied with Section 7.3 and shall have paid or shall concurrently pay to SmartStop in full the Termination Payment in accordance with Section 9.3(b);

(d)by SmartStop (with the prior approval of the SmartStop Special Committee):

(i)if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SST IV set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “SST IV Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SmartStop to SST IV and two (2) Business Days before the Outside Date; provided, however, that SmartStop shall not have such right to terminate this Agreement if a SmartStop Terminating Breach shall have occurred and be continuing at the time SmartStop delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)if, at any time prior to the receipt of the Stockholder Approvals, (A) the SST IV Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of SST IV Common Stock that constitutes an Acquisition Proposal (other than by SmartStop or any of its Affiliates) is commenced and the SST IV Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SST IV and to publicly reaffirm the SST IV Board Recommendation within ten (10) Business Days of being requested to do so by SmartStop or (C) SST IV shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.

Effect of Termination

. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SST IV or the SmartStop Parties, except that the Exclusivity Agreement (other than the provisions of Section 1 thereof) and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.24  (No Other Representations and Warranties; Non-Reliance), Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any willful material breach (or failure to perform) that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act (or failure to act) would cause a breach of this Agreement.

Section 9.3Fees and Expenses.

(a)Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that upon the Closing, the Surviving Company shall pay all unpaid fees and expenses of the Parties.

(b)In the event that this Agreement is terminated:

(i)by SST IV or SmartStop pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and, (A) prior to the Stockholders Meeting, an Acquisition Proposal with respect to SST IV has been publicly announced, disclosed or otherwise communicated to SST IV’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal (and such Acquisition Proposal or intention shall not have been publicly withdrawn on a bona fide basis without qualification at least three (3) Business Days prior to the Outside Date (with respect to a termination pursuant to Section 9.1(b)(i)) or the Stockholders Meeting (with respect to a termination pursuant to Section 9.1(b)(iii)) and (B) within twelve (12) months after the date of such termination, (I) a transaction in respect of an Acquisition Proposal with respect to SST IV is consummated, (II) SST IV enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter, or (III) SST IV recommends to stockholders of SST IV or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter (with, for all purposes of clause (I), (II) and (III) of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to fifty percent (50%)), then SST IV shall pay to SmartStop the Termination Payment;

(ii)by SST IV pursuant to Section 9.1(c)(ii), then SST IV shall pay to SmartStop the Termination Payment;

(iii)by SmartStop pursuant to Section 9.1(d)(ii), then SST IV shall pay to SmartStop the Termination Payment;

(iv)by SST IV pursuant to Section 9.1(c)(i), then SmartStop shall pay to SST IV an amount equal to the Expense Reimbursement Payment; or

(v)by SmartStop pursuant to Section 9.1(d)(i), then SST IV shall pay to SmartStop an amount equal to the Expense Reimbursement Payment.

(c)Termination Payment. The Parties agree and acknowledge that in no event shall a Party be required to pay a Termination Payment or Expense Reimbursement Payment on more than one occasion. Payment of the Termination Payment or Expense Reimbursement Payment, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment or Expense Reimbursement Payment payable pursuant to any other provision of Section 9.3(b).

(d)Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment or the Expense Reimbursement Payment, as applicable, becomes payable and is paid hereunder, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment or the Expense Reimbursement Payment, as applicable (the “Payor”), its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.

(e)Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment or the Expense Reimbursement Payment, as applicable, when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due to the Recipient pursuant to Section 9.3(b) and, in order to obtain the payment, the Recipient commences an Action that results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)If the Payor becomes obligated to make a payment under this Section 9.3, then, if requested by the Recipient, the Payor shall deposit into escrow an amount in cash equal to the Termination Payment or the Expense Reimbursement Payment, as applicable, with an escrow agent selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Payor and the escrow agent. The payment or deposit into escrow of the Termination Payment or the Expense Reimbursement Payment, as applicable, shall be made by the Payor in accordance with the timing set forth in Section 9.3(c) or, at the Recipient’s reasonable request, promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment or the Expense Reimbursement Payment, as applicable, in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by Recipient to the escrow agent of any one (or a combination) of the following:

(i)a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii)a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable; or

(iii)a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment or Expense Reimbursement Payment, as applicable, that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith).

ARTICLE 10
GENERAL PROVISIONS

Nonsurvival of Representations and Warranties and Certain Covenants

. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Notices

. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., California local time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)if to SST IV to:

Special Committee of the Board of Directors

Strategic Storage Trust IV, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Dean Ader

E-mail:

with copies (which shall not constitute notice) to:

Bass, Berry & Sims PLC

100 Peabody Place Suite 1300

Memphis, TN  38103

Attn: Richard Mattern

E-mail: rmattern@bassberry.com

(b)if to SmartStop or Merger Sub to:

Special Committee of the Board of Directors

SmartStop Self Storage REIT, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn:  Harold “Skip” Perry

E-mail:

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attn: Michael K. Rafter

Email: mike.rafter@nelsonmullins.com

Severability

. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Counterparts

. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Entire Agreement; No Third-Party Beneficiaries

. This Agreement (including the Exhibit, Schedules, the SmartStop Disclosure Letter and the SST IV Disclosure Letter) and Section 2 of the Exclusivity Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 3 and Section 7.7, which, from and after the Merger Effective Time, shall be for the benefit of the holders of SST IV Common Stock immediately prior to the Merger Effective Time and Indemnified Parties, respectively, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Amendment; Extension; Waiver

. At any time prior to the Merger Effective Time, SST IV (in all events subject to the prior approval of the SST IV Special Committee) and SmartStop (for itself and on behalf of the other SmartStop Parties, and in all events subject to the prior approval of the SmartStop Special Committee) may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Party, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 9.3 (Fees and Expenses).

Section 10.7Governing Law; Venue.

(a)This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)All disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (vi) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vii) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Assignment

. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Specific Performance

. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action, or (b) such other time period established by the court presiding over such Action.

Waiver of Jury Trial

. EACH PARTY HEREBY IRREVOCABLY and UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Authorship

. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

STRATEGIC STORAGE TRUST IV, INC.

By:/s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

SMARTSTOP SELF STORAGE REIT, INC.

By:/s/ Michael S. McClure

Name: Michael S. McClure

Title: Chief Executive Officer

SST IV MERGER SUB, LLC

By:  SmartStop Self Storage REIT, Inc.,

        its Member

By:/s/ Michael S. McClure

Name: Michael S. McClure

Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CHARTER AMENDMENT